NexTier Oilfield Solutions Inc. Changes 2020 Annual Meeting of Stockholders to Virtual Format

HOUSTON, Texas (June 8, 2020) – NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today announced, due to the continuing public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of its shareholders, employees, and other stakeholders, the Company's 2020 Annual Meeting of Stockholders will now be held virtually.
Although stockholders will not be able to attend the annual meeting in person, virtual attendance capabilities will provide shareholders the ability to participate and ask questions during the meeting. Additionally, the Company's stockholders will be deemed to be "present" if they access the annual meeting through the virtual platform and they will be able to vote their shares at the annual meeting, or revoke or change a previously submitted vote, through the virtual platform.
The virtual meeting will be held on the same date and time as previously announced, June 18, 2020 at 3:00 p.m. (Houston time). As described in the proxy materials for the annual meeting previously distributed, the Company's stockholders are entitled to participate in the annual meeting if they were a stockholder of record as of the close of business on April 23, 2020, which is the record date for the annual meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the information provided in this announcement and may continue to be used to vote each stockholder's shares in connection with the annual meeting.
Stockholders will be able to attend the meeting online and vote their shares electronically. If you would like to attend the virtual meeting, please go to www.virtualshareholdermeeting.com/NEX2020 fifteen (15) minutes prior to the start of the meeting to log in using your control number. In light of the foregoing, the Company urges stockholders to consider voting and submitting proxies in advance of the annual meeting using one of the available methods described in the proxy materials previously provided to the Company's stockholders. Stockholders who previously sent in proxies, or voted by telephone or internet, do not need to take any further action for their votes to be counted.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across the most active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.
Investor Contact:
Marc Silverberg
Managing Director (ICR)
marc.silverberg@icrinc.com
(713) 325-6000
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